Exhibit 4.26

AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This Amendment (this “Amendment”) to that certain Securities Purchase Agreement, dated as of ___________ (the “Securities Purchase Agreement”), by and between HUB Cyber Security Ltd., an Israeli company (the “Company”), and ___________ (the “Buyer”) is hereby made and entered into as of February __, 2025. Capitalized terms used but not defined herein shall have the meanings given to them in the Securities Purchase Agreement.

WHEREAS, on ___________, the Buyer loaned the Company an amount of $___________ in exchange for convertible notes (the “Notes”) and warrants to purchase an ___________ Ordinary Shares (the “Warrants”);

WHEREAS, on ___________, the Buyer converted the Notes into ___________ Ordinary Shares;

WHEREAS, the Securities Purchase Agreement, Notes and Warrants are attached hereto as Schedule A;

WHEREAS, the Buyer and the Company have agreed to amend the terms of the Warrants;

NOW THEREFORE, the parties hereto hereby agree as follows:

1. Amendments to Warrants. The Warrants shall be amended and restated, on the date hereof, in the form attached hereto as Exhibit A to reflect an amendment in the number of Warrant Shares and exercise price per Warrant Share.

2. Issuance of New Securities. On the date hereof, the Company shall issue to the Buyer ___________ Ordinary Shares (the “New Ordinary Shares”).

3. Representations and Warranties. The Buyer hereby represents and warrants to the Company that the representations and warranties of the Buyer set forth in Section 2 of the Securities Purchase Agreement are true and correct as of the date hereof.

4. Continued Validity of Transaction Documents. Except as specifically amended hereby, the Transaction Documents shall remain in full force. This Amendment shall be a “Transaction Document”, and the New Ordinary Shares shall be “Securities” for all purposes under the Securities Purchase Agreement.

5. Waiver and Release. The Buyer hereby waives and releases the Company and its subsidiaries and their respective directors, officers, employees, and affiliates, from any and all claims, causes of action, suits, liabilities, and damages, whether known or unknown, arising from the Securities Purchase Agreement and its purchase of the Notes and Warrants thereunder.

6. Counterparts. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

[signature page follows]

IN WITNESS WHEREOF, the Buyer and the Company has caused its signature page to this Amendment to be duly executed as of the date first written above.

COMPANY:

HUB Cyber Security Ltd.

By:
Name:
Title:

BUYER:

Schedule A

Securities Purchase Agreement, Notes and Warrants

Exhibit A

Amended Warrants